Exhibit

Dated: January 1, 2016

As Amended: February 15, 2018

Fund	Percentage of Average Daily Net Assets
	Rate for the First $500 Million	Rate for the Next $500 Million	Rate for Excess Over $1 Billion
Rational Dividend Capture Fund	0.75%	0.70%	0.65%
Rational Risk Managed Emerging Markets Fund	1.00%	0.95%	0.90%
Rational Dynamic Momentum Fund	0.75%	0.70%	0.65%

Fund	Percentage of Average Daily Net Assets
Rational Strategic Allocation Fund	0.10%
Rational Dividend Capture VA Fund	0.75%
Rational Insider Buying VA Fund	0.75%
Rational Dynamic Momentum VA Fund	1.75%
Rational Iron Horse Fund	1.25%
Rational Dynamic Momentum Fund	1.75%
Rational Select Asset Fund	1.25%
Rational Income Opportunities Fund	1.50%
Rational NuWave Enhanced Market Opportunity Fund	1.75%
Rational Hedged Return Fund	1.75%

Mutual Fund and Variable Insurance Trust

By: _/s/ Stephen Lauchenauer________

Print Name: Stephen Lachenauer

Title: Trustee

Rational Advisors, Inc.

By: _/s/ Jerry Szilagyi_______________

Print Name: Jerry Szilagyi

Title: President